Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

GAITHERSBURG, MD - August 12, 2014 -  GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the three-month and six-month periods ended June 30, 2014. For the three-month period ended June 30, 2014, the company reported a net loss of $1.7 million or $0.10 per share on revenues of $0.1 million as compared to a net loss of $3.1 million or $0.24 per share on revenues of $0.7 million in the same period in the prior year. For the six-month period ended June 30, 2014, the company reported a net loss of $2.6 million or $0.17 per share on revenues of $2.3 million as compared to a net loss of $6.2 million or $0.48 per share on revenues of $2.0 million in the same period in the prior year. GenVec ended the second quarter of 2014 with $14.6 million in cash, cash equivalents, and liquid investments.

Financial Results for the Three-Month and Six-Month Periods Ended June 30, 2014

Revenues for the three-month and six-month periods ended June 30, 2014 were $0.1 million and $2.3 million, which represent a decrease of 83% and an increase of 16% as compared to $0.7 million and $2.0 million in the comparable prior year periods.

The decrease in revenue for the three-month period ended June 30, 2014 is primarily due to a decrease of $0.2 million associated with our Foot and Mouth Disease (FMD) program, $0.1 million associated with our hearing loss and balance disorders program and $0.3 million due to reduced work scope and grant work performed for our NIH programs and malaria programs.

The increase in revenue for the six-month period ended June 30, 2014 is primarily due to an increase of $1.5 million associated with our hearing loss and balance disorders program as a result of the achievement of the third milestone under our Agreement with Novartis.  The $2.0 million milestone was triggered by the non-rejection of the IND submitted by Novartis to the FDA in the three-month period ended March 31, 2014.  There were no milestones achieved in the six months ended June 30, 2013. Partially offsetting the increase in the six-month period ended June 30, 2014 was a decrease in revenue associated with our hearing loss and balance disorders program of $0.5 million as compared to the same period in 2013.  Additionally, for the six-month period ended June 30, 2014 there were reductions in revenue of $0.5 million with respect to our FMD program and $0.7 million due to reduced work scope and grant work performed for our NIH programs and malaria programs.

Operating expenses were $1.8 million and $4.9 million for the three-month and six-month periods ended June 30, 2014, which represent decreases of 53% and 40% as compared to $3.9 million and $8.1 million in the comparable prior year periods.

Research and development expenses for the three-month and six-month periods ended June 30, 2014 decreased 65% and 68%, respectively, from $1.4 million and $3.7 million in 2013 to $0.5 million and $1.2 million in 2014.   The decreases in the three and six-month periods ended June 30, 2014 were primarily due to lower personnel costs resulting from our reductions in personnel in February 2013 and June 2013 and a decreased allocation of facility costs to research and development as compared to the same periods in 2013.  Additionally, in the six-month period ended June 30, 2014 we incurred reduced material costs for our funded programs and lower general supply costs as compared to the comparable period in 2013.  Partially offsetting these lower costs in both periods were expenses related to our NMRC contract that were capitalized during the six-months ended June 30, 2013 prior to their recognition in July 2013.  There were no such transactions in 2014.

General and administrative expense for the three-month and six-month periods ended June 30, 2014 decreased 47% and 16% with expense of approximately $1.3 million and $3.7 million in 2014 as compared to $2.5 million and $4.4 million in 2013. The decreases were primarily due to lower personnel costs resulting from our reductions in force in February 2013 and June 2013 and lower professional fees.  Additionally, in 2013 we incurred expense related to the impairment of our manufacturing facility and the write-off of shelf registration expenses. Partially offsetting these decreases were the one-time facility costs associated with the relocation of our corporate office and research and development laboratories that occurred in January 2014 and an increased allocation of facility costs to general and administrative for the three-month and six-month periods ended June 30, 2014 as compared to the same periods in 2013.

2014 Guidance

For 2014, GenVec expects cash burn between $5.0 million and $7.0 million. The company believes that existing resources, combined with anticipated near-term milestones, are sufficient to fund the company’s operations into the foreseeable future.

About GenVec

GenVec is a biopharmaceutical company working with leading companies and organizations such as Novartis and the U.S. Government to leverage GenVec’s proprietary gene-delivery technologies to address the prevention and treatment of significant health concerns. The company also licenses its proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry.  GenVec’s lead program, in the field of regenerative medicine, is licensed to Novartis for the development of novel treatments for hearing loss and balance disorders. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:
GenVec, Inc.
Rena Cohen
(240) 632-5501
rcohen@genvec.com

 (Tables to follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues	$129	$748	$2,260	$1,955

Operating expenses:
General and administrative	1,325	2,502	3,722	4,409
Research and development	480	1,377	1,178	3,731
Total operating expenses	1,805	3,879	4,900	8,140

Loss from Operations	(1,676)	(3,131)	(2,640)	(6,185)

Other income:	4	5	5	14

Net loss	$(1,672)	$(3,126)	$(2,635)	$(6,171)

Basic and diluted net loss per share	$(0.10)	$(0.24)	$(0.17)	$(0.48)
Shares used in computation of basic and diluted net loss per share	16,540	12,948	15,102	12,948

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)
Cash, cash equivalents and
investments	$14,566	$6,105
Working capital	12,429	3,999
Total assets	15,620	7,254
Stockholders’ equity	12,875	4,610

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